CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED
                         OFFICE AND/OR REGISTERED AGENT
                                       OF
                          SYSTEMS ASSURANCE CORPORATION

     The Board of Directors of Systems Assurance Corporation , a Corporation of Delaware, on this 13th day of March, A.D. 1995, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is 103 Springer Building, 3411 Silverside Road, Wilmington, in the County of New Castle.

     The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served is Organization Services, Inc.

     Systems Assurance Corporation, a corporation of Delaware, doth hereby certify that the foregoing is a true copy of the resolution adopted by the Board of Directors at a meeting held as herein stated.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its Treasurer this 13th day of March, A.D. 1995.

                                            By:________________________________
                                                 Thomas R. Petree, Treasurer